Exhibit 10.2

August 10, 2010

Mark E. Watson III

President and Chief Executive Officer

Argo Group International Holdings, Ltd.

110 Pitts Bay Road

Pembroke HM 08 Bermuda

Dear Mr. Watson:

Please find enclosed the Executive Employment Agreement (the “Agreement”), executed of even date herewith, between you and Argo Group International Holdings, Ltd. (the “Company”). The Company is pleased to offer you the following benefits in recognition of your services:

1.	Housing Allowance. During the Employment Period and while you are a Bermuda resident, the Company shall pay you a housing allowance of US $30,000 per month.

2.	Home Leave Allowance. During the Employment Period and while you are a Bermuda resident, the Company shall pay you a home leave allowance of US $3,333 per month.

3.	Educational Allowance. During the Employment Period and while you are a Bermuda resident, the Company shall pay you an educational allowance of US $4,000 per month.

4.	Retention Bonus. Upon execution of the Agreement and this letter the Company shall pay you a lump sum amount, in cash, equal to Three Million Dollars (US $3,000,000), payable within four (4) business days following the Effective Date.

In consideration of the foregoing, you have agreed to deliver to the Company 65,000 common shares of the Company currently owned by you as soon as practicable following the Effective Date so that the Company can cause the shares to be restricted from transfer, disposal or encumbrance until March 15, 2014 (subject to earlier termination upon the occurrence of certain events).

You and the Company hereby acknowledge and agree that nothing in this letter changes the respective obligations of the parties under the Agreement. Except as otherwise expressly provided for in this letter, in no event shall this letter be deemed to constitute a modification or amendment of any provision of the Agreement or a waiver of, or modification or amendment to, any rights granted to any party under the Agreement. Capitalized terms not otherwise defined herein shall have the same meanings given to them in the Agreement.

Please confirm your agreement to the foregoing by executing this letter in the space provided below.

Sincerely yours,

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

By:	/s/ John R. Power, Jr.
Name:	John R. Power, Jr.
Title:	Chairman,
Human Resources Committee
Board of Directors

Accepted and Agreed:

EMPLOYEE

/s/ Mark E. Watson III
Mark E. Watson III